Exhibit 10.19

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of March 1, 2017, is made by and between McKesson Corporation, a Delaware corporation (“MCK”) and Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company (“NewCo”). Capitalized terms used in this Agreement but not otherwise defined in this Agreement have the meaning assigned to such terms in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, MCK and NewCo have entered into that certain Agreement of Contribution and Sale, dated June 28, 2016, among NewCo, Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC), MCK, HCIT Holdings, Inc., Change Healthcare, Inc., Change Aggregator L.P., H&F Echo Holdings, L.P. and the other equityholders of Change Healthcare, Inc. set forth therein (the “Contribution Agreement”) and related Transaction Documents with respect to the contribution and/or sale to NewCo of the Echo Business and the Core MTS Business by Echo and MCK, respectively;

WHEREAS, MCK desires to provide to NewCo certain transition services to support the Core MTS Business after the Closing, and NewCo desires to accept such transition services from MCK upon the terms and conditions in this Agreement; and

WHEREAS, MCK and NewCo desire to enter into this Agreement, to be effective on the Closing Date, as further set forth in this Agreement.

The parties hereto agree as follows:

ARTICLE 1

SERVICES

1.1 Services in General. Commencing on the Closing Date, MCK will provide, or cause its Affiliates to provide, to NewCo the transition services specified in the service schedule attached hereto as Exhibit A (“Service Schedule”) in accordance with and subject to the terms and conditions of this Agreement and the Service Schedule (such services are referred to, collectively, as the “Services” and each, individually, as a “Service”). Subject to Section 1.3, MCK’s obligation to provide services under this Agreement is limited to the provision of the Services described in this Agreement through the end date of the service period for each Service as set forth in the Service Schedule.

1.2 Level of Services. Unless expressly set forth otherwise in the Service Schedule and subject to the terms and conditions hereof, MCK will provide, or cause to be provided by its Affiliates, the Services in substantially the same manner scope, content and quality standard and at substantially the same level as such or similar Services were performed by MCK for the Core MTS Business during the twelve months prior to the Closing Date. To the extent that MCK fails to meet such service level standards with respect to any Services notwithstanding that MCK is exercising commercially reasonable efforts, MCK will ensure that the Core MTS Business is not adversely discriminated against as compared to MCK’s other business units for which MCK is performing comparable Services.

1.3 Omitted Services. If, at any time within six months following the Closing Date, NewCo becomes aware of any service that had been provided in the ordinary course during the six months prior to the Closing Date by MCK or its Affiliates to the Core MTS Business that is not included in the Service Schedule and which (a) is not provided to NewCo pursuant to another agreement between MCK and NewCo or their respective Affiliates (and that the parties had not otherwise expressly agreed would not be provided), (b) is reasonably necessary for NewCo to conduct the Core MTS Business in substantially the same manner as provided during the twelve-month period prior to the Closing Date and (c) has not been discontinued by MCK for all of its other business units, then upon written notice from NewCo and subject to (1) Applicable Law, (2) any applicable restrictions in third-party agreements to which MCK is a party and (3) MCK’s internal policies and procedures (so long as such policies and procedures are not implemented by MCK for the purpose of or have the effect of (except to the extent such effect is a result of NewCo being a bad actor) disproportionately discriminating against NewCo), the parties shall negotiate in good faith an amendment to the Service Schedule in order to address the terms for such service as a Service, including negotiating the Service Fees (to be calculated at cost, consistent with MCK’s allocated cost or pass-through charges from third-parties consistently applied across MCK’s business units) for such Service. If MCK has not notified NewCo of the discontinuation of a service that it provides for all of its other businesses, and such discontinuation would disproportionately affect the Core MTS Business as operated prior to the Closing compared to MCK’s other businesses, subsection (c) of this Section 1.3 will not be a basis for not providing such Omitted Service under this Agreement.

1.4 Project Managers. Each party will designate a project manager (“Project Manager”) who will (a) serve as such party’s primary representative under this Agreement, (b) have overall responsibility for managing and coordinating the performance of such party’s obligations under this Agreement and be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any party’s obligations hereunder for each of the Services, (c) be authorized to act for and on behalf of such party with respect to all matters relating to this Agreement and (d) will provide guidance on the steps the parties shall take to cooperate in the transition, separation and migration of the Services. Generally, requests by NewCo relevant to the Services will be made by NewCo’s Project Manager to MCK’s Project Manager; however, the foregoing provision will not limit either party’s ability to communicate with the other party’s relevant contact person(s) with respect to any particular Service. Either party’s Project Manager may from time to time designate a substitute of commensurate skills and experience by notice to the other party to fulfill such Project Manager’s responsibilities during any periods of unavailability.

1.5 Steering Committee. A TSA governance structure with functional service teams, Project Managers and an oversight steering committee shall be established as outlined in Exhibit B. Each party will designate two representatives to serve on a committee (the “TSA Steering Committee”), which will resolve matters brought before it by the Project Managers. One representative designated by each party shall serve as a co-chairman of the TSA Steering Committee. The TSA Steering Committee shall meet monthly, or at such time as mutually agreed upon by the parties and at such place as mutually agreed upon by the parties.

1.6 Cooperation. The parties agree to reasonably cooperate with each other in good faith in connection with the provision and receipt of the Services. NewCo will provide MCK with such assistance and cooperation as is reasonably necessary in order for MCK or its contractors or Affiliates to timely perform the Services and such other assistance and cooperation as MCK may reasonably request (collectively, “Cooperation”). MCK will have no liability for any failure to perform (or to timely perform) its obligations to the extent such failure solely results from NewCo’s failure to provide Cooperation, and MCK’s failure in such circumstances will not be deemed a breach of this Agreement.

1.7 Affiliates and Subcontractors. In providing the Services, MCK may use personnel of MCK and/or its Affiliates, and/or engage the services of other third-parties to provide or assist MCK (or its Affiliates) in the provision of the Services. MCK will remain responsible for any Services performed by its Affiliates or such other third-parties and MCK’s use of an Affiliate or other subcontractor will not relieve MCK of its obligations under this Agreement. The use of a new third-party to provide a Service, who had not previously provided an applicable Service to the Core MTS Business prior to Closing, shall require NewCo’s consent (including directly entering a HIPAA-compliant business associate agreement with NewCo if necessary), such consent not to be unreasonably withheld.

1.8 Segregation Services; Efforts to End Dependency. After the Closing Date, the TSA Steering Committee will review transition plans prepared jointly by the operations teams of both parties and approve a proposed timeline for transitioning each of the Services to NewCo, new service providers or, by mutual agreement, determining that some Services should be provided on a long-term basis by MCK. The parties will use commercially reasonable efforts to ensure that such separation timelines are met. For Services that will be sourced on a long-term basis from MCK, the parties will negotiate and enter into, during the term of this Agreement, a master services agreement for such Services on commercially reasonable terms and conditions. As set forth in the Exhibit A Addendum, NewCo will be responsible for the development of transition plans and MCK will provide reasonable assistance with respect to the development of such plans and separation efforts. Each party will provide the other party in a timely fashion with all relevant information, policies, procedures, methods of operation and other data reasonably requested by such other party for the separation. MCK will use commercially reasonable efforts to obtain consents for services, systems and software to be provided under this Agreement. To the extent that MCK provides segregation Services hereunder, namely those Services relating to the segregation of the Core MTS Business from MCK (e.g., providing current stated data schema and configuration details in the existing format (without customization or manipulation), providing asset inventory and available associated diagrams and configurations, setting up a separate instance of SAP in a manner reasonably determined by the TSA Project Managers, cloning and providing copies of proprietary transferrable software and data (without customization or manipulation), data extraction and segregation of data (without manipulation) including removal of MCK’s data from NewCo’s systems and NewCo’s data from MCK’s systems, and testing/acceptance support), MCK acknowledges that, except as otherwise provided herein, such steps shall be undertaken at MCK’s own cost, including with respect to any third-party costs (it being understood that, notwithstanding the foregoing, the cost associated with the migration and integration, namely those Services relating to the building and implementation necessary for NewCo to operate as a combined business (e.g., creation of new or modified systems with all data necessary to run transitioned NewCo Systems, data conversion, configuration management, porting of data from MCK to NewCo in NewCo’s required format) shall be paid by NewCo). Upon NewCo’s reasonable request, for shared information technology agreements with third-parties which are not included in the MCK Contributed Assets where the vendor will, upon request, divide the license, MCK and NewCo shall work together and exercise commercially reasonable efforts to cause the portions of such licensed units that have been primarily used by the Core MTS Business to be assigned to NewCo under an enterprise or other agreement with the relevant information technology vendor. For the avoidance of doubt, entry into a new enterprise or other agreement with such vendor shall be the responsibility of NewCo. Subject to the foregoing, if requested, MCK shall provide requisite assistance as is reasonably requested by NewCo for exit of the Services at no additional charge.

1.9 Migration. MCK shall provide all requisite assistance as is reasonably requested by NewCo in order to migrate the Services from MCK’s personnel, facilities and environment to NewCo’s (or its designee’s) personnel, facilities and environment, provided, that, other than as expressly set forth in the Service Schedule, NewCo shall be responsible for all third-party costs incurred by MCK and its Affiliates to migrate such Services and, provided further, that, NewCo shall be responsible for all costs associated with operational decisions made by NewCo for its set-up costs and costs to procure items (e.g., selection of Customer Relationship Management software). For the avoidance of doubt, NewCo will be responsible for migration to any new NewCo Data Center, including design, implementation and testing. MCK will provide reasonable support in such efforts. MCK will provide to NewCo an electronic copy in the then-current format of all data that is owned by NewCo (a) a written description of processes and procedures used by MCK in connection with the provision of Services to the Core MTS Business to the extent such descriptions exist, (b) a written description of all system documentation, architecture diagrams and business process diagrams for the systems, processes and controls used in the Core MTS Business to the extent such descriptions exist and (c) written training and onboarding materials used in the Core MTS Business to the extent such materials exist. In addition, MCK will, upon NewCo’s reasonable request, make available knowledgeable MCK personnel for knowledge transfer and discussion at a mutually agreed upon time with respect to the Services and the processes, procedures and systems used in the provision of the Services. The parties will meet in person to establish, within two (2) weeks following the Closing Date, a planning process for the migration of the Services from MCK’s personnel, facilities and environment to NewCo’s (or its designee’s) personnel, facilities and environment. During such meetings, the parties will identify workstreams and workstream leaders, staff project teams for each workstream, identify roles and responsibilities for project team members and create a project charter that will serve collectively as the basis for developing more detailed timelines and specific deliverables for each of the workstreams. At a minimum, there will be a workstream for each functional area that is the subject of Schedules. Each workstream will report to the Project Managers. The parties will meet (in person or by telephone) as often as is reasonably necessary to develop such detailed timelines and specific deliverables for each workstream.

1.10 MCK’s Obligations. Notwithstanding anything to the contrary in this Agreement, MCK will not be required to perform any Service if doing so would require MCK to (a) hire any new employees, consultants or other personnel (it being understood that, for the avoidance of doubt, employees, consultants or other personnel hired to replace employees, consultants or other personnel who may have departed or otherwise been redeployed by MCK shall not be considered “new” for purposes of the foregoing), (b) violate any Applicable Law or MCK internal compliance policies or procedures (so long as such policies and procedures are not implemented by MCK for the purpose of or have the effect of (except to the extent such effect is a result of NewCo being a bad actor) disproportionately discriminating against NewCo) or (c) breach any contract by which MCK is bound, provided, that MCK will undertake good faith, commercially reasonable efforts, with NewCo’s reasonable cooperation, to obtain a waiver or third-party consent if necessary to perform such Service. In addition and without limiting the foregoing, if the performance of a particular Service requires MCK and its Affiliates to obtain any additional third-party licenses or consents, or any software, technology or other goods, services or materials that are neither in MCK’s possession nor included in the Service Fees, then MCK may so inform NewCo’s Project Manager, and if NewCo does not agree to pay actual costs for such items (with the parties consulting with each other on ways to minimize such costs), MCK will be excused from its obligation to perform the applicable Services to the extent such items are required. To the extent that NewCo directly pays a third-party the actual costs for such items, any Service Fees that were calculated assuming that MCK would be paying such costs shall be adjusted accordingly.

1.11 Third-Party Licenses. With respect to any third-party licenses or services made available to NewCo or its Affiliates in connection with any Services, NewCo and its Affiliates agree to comply with the terms applicable to such license(s) and/or service(s) to the extent provided to its Project Manager in advance. NewCo will be responsible for any additional fees imposed by any such third-party related to Services provided during the term of this Agreement and any breach of such terms by NewCo or its Affiliates to which its Project Manager was made aware of such terms in advance and shall indemnify MCK pursuant to Section 6.1 for any Damages (as defined in Section 6.1) arising from NewCo or its Affiliates’ failure to so comply with such terms to which its Project Manager was made aware of such terms in advance. Except as expressly set forth in this Agreement, the prices for Services set forth in the IT Services Schedule of Exhibit A factor in the cost of third-party licenses required to provide Services under this Agreement. For purposes of this Section 1.11, the Project Manager shall be deemed to have been made aware of such terms if an MTI Participating Employee from the MCK MESBO organization at the manager level or above who has continuing employment with NewCo in NewCo’s sourcing organization has access to such terms in the SEAL database (or other similar contract repository) after the Closing.

ARTICLE 2

PAYMENTS

2.1 Service Fees and Expenses. NewCo will pay each month (unless otherwise set forth in the Service Schedule with respect to any Service) to MCK the fees specified for each Service rendered during such month as set forth on the Service Schedule (“Service Fees”), provided, that beginning April 1, 2018, MCK may adjust the Service Fees for all outstanding Services by two percent annually to reflect inflationary increases. The indicated Service Fees are calculated for MCK to provide the Services at cost, consistent with MCK’s allocated cost or pass-through charges from third-parties consistently applied across MCK’s business units. Except as the parties may otherwise agree, the Service Fees for the Services shall be consistent with the prices contemplated for Services in the Day 1 TSA Cost Structure shared with Change Healthcare, Inc. prior to the signing of the Contribution Agreement (it being understood that the foregoing shall not apply to the extent there are any increases in any third-party costs). Except as expressly set forth in this Agreement, all Service Fees are nonrefundable. MCK will be entitled to reimbursement for any reasonable out-of-pocket travel-related additional costs or expense for transportation, accommodations or other travel-related expenses, where such travel has been pre-approved by NewCo, incurred in connection with the performance of the Services. Such travel-related expenses will follow MCK’s then-current corporate travel policy. If MCK agrees to provide any services other than the Services described in this Agreement, such services will be provided on a time and materials basis at MCK’s standard rates then in effect for such services, with fees and expenses therefor invoiced by MCK to NewCo on a monthly basis and paid in accordance with this Article 2. For the avoidance of doubt, to the extent NewCo is required, due to a Force Majeure Event (as defined below), to engage a third-party service provider to provide replacement Services, the amount payable to MCK hereunder shall be reduced by the Service Fees attributable to such Services but not below zero.

2.2 Payment Terms. On or after the last day of each calendar month, MCK will invoice NewCo for the Service Fees and reimbursable expenses due under this Agreement for the Services rendered during such month, provided, that failure to timely invoice will not preclude later invoicing and collection of amounts payable. NewCo will pay the invoiced amounts within forty-five (45) days of receipt of the invoice, except for amounts subject to a bona-fide and good faith dispute with respect to which NewCo has provided written notice to MCK, including a detailed description of the basis for the dispute, prior to the date such amounts were due (a “Dispute”). Payment will be made by wire transfer of immediately available funds to an account specified in writing by MCK.

2.3 Transfer Taxes. The Service Fees are exclusive of any sales, use, excise, value-added or similar taxes that are imposed on the provision of the Services by any federal, state, municipal, or other U.S. or foreign taxing authority (“Transfer Taxes”). MCK will separately list any such taxes on the applicable invoices and NewCo will be responsible for and pay such taxes. MCK shall take commercially reasonable actions to cooperate with NewCo in obtaining any refund, return, rebate, or the like of any Transfer Tax, including by filing any necessary exemption or other similar forms, certificates, or other similar documents, in each case only to the extent that MCK is legally entitled to do so. NewCo shall promptly reimburse MCK for any out-of-pocket costs incurred by MCK in connection with NewCo obtaining a refund, return, rebate, or the like of any Transfer Tax. If MCK receives any refund (whether by payment, offset, credit or otherwise), or utilizes any overpayment, of Transfer Taxes, then MCK shall promptly pay, or cause to be paid, to NewCo the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment), net of any additional taxes that MCK incurs as a result of the receipt of such refund or such overpayment. For the avoidance of doubt, any applicable gross receipts-based or income-based taxes in respect of the Service Fees shall be borne by MCK.

2.4 Late Payments. MCK may assess a late payment fee on any invoiced amount that is not paid when due (except to the extent subject to a Dispute), at the lesser of (i) a rate of 1.5% per month and (ii) the highest rate then permitted by Applicable Law, from and after the date on which the invoice first became overdue.

ARTICLE 3

PROPRIETARY RIGHTS

3.1 Ownership. This Agreement and the performance of this Agreement will not affect the ownership of any Intellectual Property Right allocated in any other Transaction Document. Neither party will gain, by virtue of this Agreement, any rights of ownership of any Intellectual Property Right owned by the other party without the mutual written agreement of the parties. Subject to the foregoing, (a) to the extent any financial and accounting data is newly created on behalf of NewCo pursuant to a Service provided hereunder, such data shall be owned by NewCo and (b) to the extent any Services involve custom engineering or software developed exclusively for the use of NewCo, NewCo shall hereby be assigned ownership in the Intellectual Property Rights for such work product.

3.2 License. During the Transition Services Period (defined in Section 8.1), NewCo hereby grants to MCK a worldwide, nonexclusive, royalty-free, fully paid-up, non-transferable, non-sublicensable (except to MCK’s Affiliates and MCK’s and its Affiliates’ subcontractors performing hereunder on MCK’s behalf) license under its Intellectual Property Rights to the extent reasonably necessary to perform the Services for NewCo hereunder. Except as otherwise expressly provided in the Service Schedule, nothing in this Agreement will be deemed to grant or extend, directly or by implication, estoppel or otherwise, any right or license with respect to any Intellectual Property Rights of MCK or any third-party.

ARTICLE 4

CONFIDENTIALITY

4.1 Definition. “Confidential Information” means information or material disclosed or made available by one party (“Discloser”) to the other party (“Recipient”) in connection with the performance of, or matters related to, this Agreement, including information or material about the Discloser’s or any third-party’s business, products, technologies, strategies, advertisers, financial information, operations or activities, whether verbally, in writing or otherwise, that has been designated as confidential or that, given the nature of the information or material and/or the circumstances surrounding its disclosure, should reasonably be considered by the Recipient to be confidential information of the Discloser.

4.2 Restrictions; Exceptions. Recipient will (and will cause its Affiliates who receive such Confidential Information to) maintain in confidence Confidential Information and will not disclose Confidential Information to any third-party (other than its employees, agents or contractors who have a need to know and who have agreed in writing to obligations as protective of Confidential Information as set forth herein or have a duty of confidentiality) or use or accumulate Confidential Information for any purpose other than performance of this Agreement, without Discloser’s prior written consent. For the avoidance of doubt, the terms of this Agreement will be deemed Confidential Information of both parties, but may be shared by the parties and each stockholder of NewCo (a “Stockholder”) (i) to the extent required in order to comply with reporting obligations to their direct or indirect partners, members, or other equityholders (including the employees and professional advisors of such equityholders) who have agreed (subject to customary exceptions) to keep such information confidential, (ii) to persons who have expressed a bona-fide interest in becoming limited partners, members or other equityholders in a Stockholder or its related investment funds, in each case who have agreed (subject to customary exceptions) to keep such information confidential, (iii) to the extent necessary in order to comply with any law, order, regulation, ruling or stock exchange rules applicable to a Stockholder, (iv) as may be required in connection with a registered offering, and (v) to any proposed Permitted Transferee (as defined in the LLC Agreement) of a Stockholder or any proposed Transferee (as defined in the LLC Agreement) in any Transfers (as defined in the LLC Agreement) of Echo Shares (as defined in the LLC Agreement) in compliance with the Echo Shareholders’ Agreement. Notwithstanding the foregoing and subject to Applicable Law: (a) the foregoing restrictions on Confidential Information will not apply as to any information or material (i) that the Recipient can demonstrate was in the Recipient’s possession prior to the disclosure or making available thereof by Discloser (provided, that this exception will not apply to (A) any information or material made available by MCK or Change Healthcare, Inc. in connection with due diligence or other matters performed in connection with the Transactions or (B) with respect to information in the possession of the Core MTS Business prior to the Closing), (ii) that is or subsequently becomes generally available to the public other than through a breach of this Agreement by Recipient, or (iii) that is independently developed by Recipient without use of or reference to the Confidential Information of the Discloser; and (b) Recipient will be permitted to disclose Confidential Information to the extent required (i) by Applicable Law (including, for this purpose, disclosures Recipient reasonably determines are required by the rules and regulations of the SEC or any stock exchange in which such Recipient or its Affiliates are then-listed), governmental regulation or legal process, provided, that, unless otherwise prohibited by Applicable Law, Recipient will (x) provide prompt written notice to Discloser of any such required disclosure and (y) provide timely opportunity for review and reasonable consultation and cooperation with Discloser in connection with any submission (or any decision or efforts with respect thereto) of materials to any applicable governmental or regulatory authority or other third-party which seeks to contest, limit or seek confidential treatment with respect to such required disclosure, (ii) to enforce any rights or remedies under this Agreement, (iii) in connection with any Qualified IPO or provision of credit to NewCo or its Subsidiaries and (iv) to any proposed Permitted Transferee (as defined in the LLC Agreement) of a Stockholder or any proposed Transferee (as defined in the LLC Agreement) in any Transfers (as defined in the LLC Agreement) of Echo Shares (as defined in the LLC Agreement) in compliance with the Echo Shareholders’ Agreement. The parties agree that, for purposes of the foregoing, reasonable consultation and cooperation will include the acceptance and incorporation of any reasonable requests or comments made by Discloser in connection with any submission of such materials and any responses or correspondence with any applicable governmental or regulatory authority or other third-party in connection therewith.

4.3 Length of Obligation. Recipient’s obligation under Section 4.2 with respect to any Confidential Information will continue in perpetuity subject to the terms and conditions set forth therein. At Discloser’s request, Recipient will return or destroy, and certify the return or destruction of, all Confidential Information (including any summaries or analyses thereof) in the Recipient’s possession.

4.4 Access to Systems. (a) Without limitation of this Article 4, Confidential Information of MCK includes all employee, customer and user data, software (including source and object code), technology, documentation, and other information and materials residing on MCK’s networks and systems to which NewCo may have access in connection with receiving the Services described in the Service Schedule (the “MCK Systems”). NewCo will comply with all policies and procedures of MCK in connection with any access to or use of any MCK Systems. NewCo will not (i) render any MCK Systems unusable or inoperable, or otherwise interfere with or impede MCK’s or its Affiliates’ use of or access to any MCK Systems; (ii) take possession of or exclude MCK or its Affiliates from any MCK Systems; or (iii) otherwise impede or interfere with MCK’s or its Affiliates’, or their employees’, customers’ or end users’, businesses. NewCo will not access or use or attempt to access or use any MCK Systems, or any information or materials residing on any MCK Systems, except to the extent expressly authorized in writing by MCK or expressly required to receive the Services described in the Service Schedule. Without limitation of the foregoing, NewCo will cease all access to and use of the MCK Systems and any information or materials residing on any MCK Systems immediately upon expiration or termination of the Services described in the Service Schedule.

(b) Without limitation of this Article 4, Confidential Information of NewCo includes all employee, customer and user data, software (including source and object code), technology, documentation, and other information and materials residing on NewCo’s networks and systems to which MCK may have access in connection with providing the Services described in the Service Schedule (the “NewCo Systems”). MCK will comply with all policies and procedures of NewCo in connection with any access to or use of any NewCo Systems, as applicable. Except as reasonably required to provide the Services and with reasonable notice to NewCo, MCK will not (i) render any NewCo Systems unusable or inoperable, or otherwise interfere with or impede NewCo’s or its Affiliates’ use of or access to any NewCo Systems; (ii) take possession of or exclude NewCo or its Affiliates from any NewCo Systems; or (iii) otherwise impede or interfere with NewCo’s or its Affiliates’, or their employees’, customers’ or end users’, businesses. MCK will not access or use or attempt to access or use any NewCo Systems, or any information or materials residing on any NewCo Systems, except to the extent expressly authorized in writing by NewCo or expressly required to provide the Services described in the Service Schedule. Without limitation of the foregoing, MCK will cease all access to and use of the NewCo Systems and any information or materials residing on any NewCo Systems immediately upon expiration or termination of the Services described in the Service Schedule.

4.5 Restricted Access Systems. Where the Schedules specify language that access to certain systems be limited to: “MTI Participating Employees,” “MTI Participating Employees who had access during the 12 months prior to Closing,” “MTI Participating Employees who had access immediately prior to Closing,” or similar language limiting access to legacy MCK or MTI Participating Employees personnel (“Restricted Access Systems”), the following shall apply:

(a) as of Closing, employees of MCK immediately prior to Closing who had access, the MTI Participating Employees who had access, L1 employees (direct reports of the CEO) of Newco, and the other employees of Newco who are described in the job-specific/application-specific supplemental access list will be granted access to the applicable Restricted Access Systems. The parties’ transition teams have approved the job-specific/application-specific supplemental access list1 prior to Closing (it need not be attached hereto) for the Restricted Access Systems.

[1]

The job-specific/application-specific supplemental access lists addresses areas, including but not limited to, procurement and HR-related activities (e.g., compensation, performance review, approval of expense reports, approval of purchase orders and contractors).

(b) in addition after Closing, NewCo can request access to the Restricted Access Systems for additional personnel (employees and contractors) by submitting to MCK’s Project Manager, the names, titles, nature of access and reason why access is being requested for such persons, it being agreed that the CEO of Newco and his direct reports are approved for such access. Reasonable requests that satisfy one of the below conditions shall be approved without undue delay: (i) access for the new person to a position that had access is backfilled with a replacement (e.g., when the person who had access either leaves the employment of Newco or is moved to a new position within Newco) and access is required for such employee to perform his or her important job functions, (ii) persons who backfill positions on the job-specific/application-specific supplemental access list, and (iii) if an employee of Newco who is not a MTI Participating Employee (or otherwise a legacy MCK employee who becomes employed by Newco) (a “Legacy MCK Employee”) supervises or manages a cumulative team of ten (10) or more Legacy MCK Employees who do not already have a manager with access to Restricted Access Systems.2 However, for any such exception, if MCK reasonably determines in good faith and in consultation with NewCo that the requested access could affect MCK’s compliance with antitrust laws or provide NewCo with inappropriate access to MCK confidential information (e.g., in violation of best practices or restrictions imposed by law or contract), then MCK may further limit access to such impacted systems and the parties will explore reasonable alternatives (e.g., providing access for a different NewCo employee, implementing technical means of limiting risks to MCK, etc.)

(c) NewCo will be responsible for:

(i) tracking, managing and periodically revalidating the business need for personnel with access credentials for Restricted Access Systems to have continued access;

(ii) immediately notifying MCK of any personnel departures among those who are authorized to use Restricted Access Systems (to enable MCK to timely terminate access);

(iii) having policies and educating personnel that access credentials are specific to individual persons and may not be disclosed or shared with any other persons; and

(iv) reducing the number of persons who have access over time after the applicable systems have been fully migrated to NewCo’s information technology platforms and access to the corresponding legacy MCK systems is no longer needed.

(d) the parties will be responsible for:

[2]

Such service is for people manager-related activities, including, but not limited to, compensation, performance review, manager approvals and self-service related activities, approval of expense reports, approval of purchase orders and contractors.

(i) testing, validating and operationalizing a virtual desktop infrastructure (VDI) system on the business-to-business connection for the Restricted Access Systems.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Limited Warranties. MCK represents and warrants that it will provide the Services in accordance with the performance standards set forth in Section 1.2.

5.2 Mutual Representations and Warranties. Each party represents and warrants to the other party that: (a) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with the Agreement’s terms; and (d) the execution, delivery and performance by it of this Agreement will not violate its organization documents.

5.3 Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 OR SECTION 5.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification. Subject to the terms and conditions of this Agreement,

(a) NewCo hereby agrees to indemnify and hold harmless MCK and any other third-party providers of Services and their respective directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (the “MCK Indemnitees”) from and against any and all third-party claims brought against the MCK Indemnitees for damages, losses or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any claim, action, proceeding or investigation), other than taxes (“Damages”) asserted against or incurred by any of the MCK Indemnitees as a result or arising out of the Services supplied by any of the MCK Indemnitees pursuant to this Agreement, but only to the extent such Damages result from or arise out of fraud, gross negligence or willful misconduct by any of the NewCo Indemnitees.

(b) MCK hereby agrees to indemnify and hold harmless NewCo and its directors, officers, employees, Affiliates, agents and representatives and their successors and assigns (the “NewCo Indemnitees”) from and against any and all third-party claims brought against the NewCo Indemnitees for Damages asserted against or incurred by any of the NewCo Indemnitees as a result or arising out of the Services supplied by any of the MCK Indemnitees pursuant to this Agreement, but only to the extent such Damages result from or arise out of fraud, gross negligence or willful misconduct by any of the MCK Indemnitees.

6.2 Exclusive Remedy. Without limitation to the termination rights under this Agreement, the indemnification provisions of this Section 6 shall be the exclusive remedy for money damages for third-party claims arising under this Agreement (it being understood that nothing in this Section 6.2 shall be construed as limiting the right of a party to make a claim for direct damages for a breach of this Agreement by the other party).

6.3 Indemnification Process. The indemnification process set forth in Section 8.04 of the Contribution Agreement will apply with respect to claims for indemnification from and against third-party claims under this Agreement mutatis mutandis, including with respect to control of the defense of such third-party claims. But, for avoidance of doubt, any such claim for indemnification under this Agreement will be subject to the terms of this Agreement (including with respect to any applicable limitation of liability) and not under the terms of the Contribution Agreement.

ARTICLE 7

LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT ARISING FROM OR RELATING TO BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS, INCLUDING SECTION 4.4 OF THIS AGREEMENT, OR LIABILITY ARISING UNDER A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY OR OTHER SIMILAR TYPE OF DAMAGES WHATSOEVER (INCLUDING LOSS OF PROFITS, BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS), EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT WITH RESPECT TO ANY SERVICE PROVIDED HEREUNDER WILL NOT EXCEED THE AGGREGATE AMOUNT OF FEES PAID AND PAYABLE UNDER THIS AGREEMENT WITH RESPECT TO SUCH SERVICE. THE FOREGOING LIMITATION ON LIABILITY WILL NOT APPLY TO, AND WILL BE IN ADDITION TO, ANY FEES PAYABLE HEREUNDER. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE CONTRIBUTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NEITHER PARTY MAY BRING ANY CLAIM UNDER ANY PROVISION OF THE CONTRIBUTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ARTICLE 8 OF THE CONTRIBUTION AGREEMENT (INDEMNIFICATION)) WITH RESPECT TO ANY CLAIM ALLEGING THAT MCK HAS BREACHED ANY TERM OF THIS AGREEMENT.

ARTICLE 8

TERM AND TERMINATION

8.1 Term of this Agreement. Unless terminated sooner as set forth herein, this Agreement will commence on the Closing Date and will continue in effect until the earlier of (a) the day the service periods for all Services have expired or been terminated or (b) ten (10) days after the day NewCo has provided written notice to MCK that MCK’s provision of the Services is no longer required, unless a longer notice period is specified on the Service Schedule (such period, the “Transition Services Period”). At least thirty (30) days before the scheduled end of Service that has not been fully transitioned, NewCo may provide written notice to MCK that the term of the Service will need to be extended for an additional period during which the parties will complete the separation, migration and transition of the Service. Existing Service Fees for such Service will continue on a month-to-month basis for the extension period. MCK may terminate this Agreement, with no fewer than 12 months prior written notice before the effective date of such termination, any time on or after the 12-month anniversary of a Qualified MCK Exit. In the event of such notice of termination under the foregoing sentence, MCK will: work in good faith with Newco to minimize disruption to Newco’s operations.

8.2 Termination of Service. Except as otherwise set forth on the Service Schedule (see, e.g., the “Notice / Final Notice” column in the “TSA Pricing Schedule” tab for non-IT Services and the “Final Notice (Days)” column in the “TSA IT Pricing doc” tab for IT Services in the TSA Pricing Schedule for time periods where there is a longer time period than the thirty (30) days notice period provided by this sentence), NewCo may, upon thirty (30) days’ written notice to MCK, terminate or reduce the quantity of a Service prior to the end date of the service period for such Service as set forth in the Service Schedule. Any such notice from NewCo to MCK will set forth the amount of reduction (full or partial). Upon the lapse of the notice period, MCK will reduce the Service Fee in accordance with the principles set forth below so long as NewCo actually reduces its usage by the amounts set forth in such notice. In the case of reductions in the quantity of a Service short of full termination, the Service Fees that are determined based on MCK’s headcount providing such Service will be reduced if the headcount providing such Service is reduced by one or more FTEs (full-time equivalent) – partial FTE reductions that do not cumulatively add up to a one or more FTEs will not result in a Service Fee reduction (e.g., if the FTE reduction is 2.5 FTEs, the Service Fee will only be reduced for 2 FTEs). When there is a full termination of a Service, all Service Fees terminate (including charges for both full and fractional FTEs). In the event of such termination of a Service, MCK will not charge NewCo such portion of the monthly Service Fees (or will refund to NewCo such portion of the monthly Service Fees, if pre-paid) for the terminated Service as is determined by a pro-rata per day calculation or other mutually accepted method for the days remaining in the then-current month after the effective date of the termination of the Service; provided, however, that NewCo shall be obligated to pay to MCK any portion of the monthly Service Fees in such then-current month to the extent that such Service Fees relate to non-cancellable or non-refundable costs incurred by MCK and its Affiliates in connection with providing the Services. Without limiting the foregoing, if MCK fails to provide a Service hereunder, or the quality of a Service is not in accordance with Section 1.2, then NewCo will provide MCK written notice thereof. MCK will then have fifteen (15) days to dispute or cure the defective Service. If MCK fails to dispute or cure the defective Service within fifteen (15) days after receipt of such written notice, then during the thirty (30) days thereafter, the parties shall use commercially reasonable efforts to agree upon a resolution to such defect. If the parties are unable to agree to a resolution during such thirty (30)-day period, then NewCo may exercise the rights and remedies provided herein with respect to such defective Service.

8.3 Termination by MCK. If NewCo fails to make in full any payment required under this Agreement (except if the payment is subject to a Dispute), and the failure to pay is not cured within fifteen (15) days of receiving written notice thereof from MCK, MCK may elect, at its sole discretion, to either terminate this Agreement or suspend the provision of any or all of the Services. In addition, in the event of a material breach by NewCo or its Affiliates of any of its other obligations under this Agreement, and failure by NewCo to remedy such breach in all material respects within ninety (90) days after receipt of written notice of the breach, MCK may terminate the Service(s) affected by such uncured breach or suspend its performance of such affected Service(s).

8.4 Termination by Either Party. In addition, either party may terminate this Agreement (and MCK may suspend its performance of any or all of the Services) by providing written notice to the other party in the event of the dissolution, termination of existence, liquidation, filing for bankruptcy or similar protection or insolvency of the other party.

8.5 Effect of Termination. Upon expiration or termination of this Agreement for any reason, MCK will no longer be obligated to provide the Services, and NewCo will no longer be obligated to pay for such Services, except with respect to any Service Fees and any other applicable fees and reimbursable expenses incurred up to the date of termination or expiration (all such fees, including any applicable late fees, will become immediately due and payable by NewCo to MCK upon the effective date of such termination). In the event of expiration or termination of this Agreement or any particular Service in accordance with the provisions of this Agreement (including the Service Schedule), MCK will not be liable to NewCo for any compensation, reimbursement or damages on account of any expenditures or investments made in connection with replacing any expired or terminated Services, or on account of loss of prospective profits or anticipated sales or any commitments made in connection with this Agreement or the anticipation of extended performance of this Agreement. Any termination or expiration of this Agreement shall not affect any right to recover for breaches or indemnification claims arising prior to the termination or expiration of this Agreement.

8.6 Survival. The following provisions of this Agreement will survive any such termination or expiration: Section 2.3, Section 2.4, Article 3, Article 4, Section 5.3, Article 6, Article 7, Section 8 and Article 9.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement; Assignment; Successors. This Agreement, the Contribution Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be assigned by operation of law or otherwise; provided, however, that: (a) either party may assign any or all of its rights and obligations under this Agreement to any of its direct or indirect wholly-owned Subsidiaries; and

(b) any Services performed by MCK or one of its Affiliates may be assigned to the acquiring party in connection with a change of control of some or all of the MCK business, group or the like responsible for delivering such assigned Service to the counterparty of such change of control transaction; provided, that any assignment pursuant to the foregoing clause (a) will not relieve the assigning party of its obligations under this Agreement. Any purported assignment of this Agreement in contravention of this Section 9.1 will be null and void and of no force or effect. Subject to the preceding sentences of this Section 9.1, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Agreement will be performed as originally contemplated to the fullest extent possible.

9.3 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon electronic confirmation of receipt by facsimile if by facsimile, (iii) on the date delivered if sent by email (provided confirmation of email receipt is obtained), (iv) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (v) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In addition to the requirements of the immediately foregoing sentence, a copy (which copy will not constitute notice) of all notices and other communications hereunder will be sent by email, with the subject line “Project Peach Notice.” All notices hereunder will be delivered to the addresses set forth below:

9.3.1 if to NewCo:

Change Healthcare LLC

5995 Windward Parkway

Alpharetta, GA 30005

Attention:         Loretta Cecil, General Counsel

Fax:                  (404) 338-5145

with a copy to (which copy will not constitute notice):

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention:         R. Newcomb Stillwell

Fax:                 (617) 235-0213

Email:              [Email Address]

and

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attention:	Jason S. Freedman
Fax:	(415) 315-4876
Email:	[Email Address]

9.3.2 if to MCK:

McKesson Corporation
One Post Street, 33rd Floor
San Francisco, CA 94104
Attention:	General Counsel
Fax:	(415) 983-9369

with a copy to (which copy will not constitute notice):

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention:	Alan F. Denenberg
Fax:	(650) 752-3604
Email:	[Email Address]

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.4 Attorneys’ Fees. In the event an action is brought to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

9.5 Governing Law. This Agreement and all disputes related thereto will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware.

9.6 Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the U.S. located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement or any disputes related thereto, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.3 as permitted by Applicable Law, will be valid and sufficient service thereof. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

9.7 Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, clauses, Annexes, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day will instead be taken on the next Business Day. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

9.8 No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as expressly provided herein in Article 6, nothing in this Agreement is intended to or will confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) and a facsimile or electronic signature in portable document format (.pdf) will constitute an original for all purposes.

9.10 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized representative of each of the parties.

9.11 Waivers. No failure or delay of a party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party.

9.12 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13 Force Majeure. In the event that either party is prevented from performing its obligations pursuant to this Agreement because of any act of God; unavoidable accident; fire; epidemic; strike, lockout or other labor dispute; war, attack, riot or civil commotion; act of public enemy; enactment of any rule, law, order or act of government or governmental instrumentality (whether federal, state, local or foreign); interruption of or delay in telecommunications or third-party services or hacker activities (provided, that the party has employed protections and methods customarily employed in the industry to prevent and dissuade hacker activities); or other cause of a similar or different nature beyond either party’s control (a “Force Majeure Event”), such party will be excused from performance hereunder during the continuance of such Force Majeure Event, provided, that if such Force Majeure Event continues for a period of two months or more, either party will have the right to terminate this Agreement or the portion of the affected Services effective at any time during the continuation of such condition by giving the other party at least thirty (30) days’ notice to such effect.

9.14 Relationship of the Parties. Each of NewCo and MCK and their respective Affiliates and any MCK contractor performing Services will, for all purposes, be considered independent contractors with respect to each other and will not be considered an employee, employer, agent, principal, partner or joint venturer of the other.

9.15 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably and suffer unreasonable hardship in the event any of the provisions of this Agreement or the Service Schedule are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement or the Service Schedule and to enforce specifically this Agreement and the Service Schedule and the terms and provisions hereof and thereof in any claim instituted in any court specified in Section 9.6 in addition to any and all other rights and other remedies at law or in equity and all such rights and remedies will be cumulative. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the balance of hardships between the parties makes an equitable remedy unwarranted.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MCKESSON CORPORATION

By:	/s/ Bansi Nagji
	Name:	Bansi Nagji
	Title:	Executive Vice President, Corporate Strategy and Business Development

CHANGE HEALTHCARE LLC

By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	Co-President and Co-Secretary

By:	/s/ John G. Saia
	Name:	John G. Saia
	Title:	Co-President and Co-Secretary

[Signature Page – Transition Services Agreement – MCK to Change Healthcare LLC]